Exhibit 99.1

For immediate release

Endeavour Announces 2014 First Quarter

Financial and Operational Results

Houston, May 7, 2014 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported first quarter 2014 net loss, as adjusted of $27.3 million compared to a net loss, as adjusted of $12.1 million for the same period in 2013. On a GAAP basis, net loss for the first quarter was $44.9 million as compared to net loss of $14.0 million for the same quarter in 2013.

Sales volumes for the first quarter of 2014 were 11,134 barrels of oil equivalent per day (“boepd”), compared to 7,186 boepd for the same quarter in the prior year. Physical production for the first quarter of 2014 averaged 9,440 boepd compared to 9,385 boepd for the same quarter of 2013.

Recent Events:

•	Refinanced the Revolving Credit Facility and replaced two LC reimbursement agreements

•	Achieved first production from the East Rochelle (E2) well

•	Reinstated partial water injection to the southern part of the Alba field

•	Placed the Alba development well A68 on production

•	Successfully finished the hydraulic fracture stimulations of two Pennsylvania Marcellus wells

•	Completed a private placement for $30 million

“Despite a challenging quarter, we continue to execute on our business plan, as evidenced by the list of recent events,” said William L. Transier, chairman, chief executive officer and president. “The Company is focused on growing production by achieving more consistent performance from its assets, maintaining operational margins, reducing G&A, enhancing liquidity, reducing cost of capital and accelerating value from our existing portfolio.”

Operational Update

North Sea

The Bacchus field continues to perform in line with expectations. Consistent with the original development plans, the first well drilled (B3Y) is expected to be turned into a water injector during the second quarter of 2014 to provide pressure support to help sustain the field’s production rates and increase its overall recovery. Endeavour has a 30% working interest in the field.

At Rochelle, the second development well East Rochelle (E2) was completed and tied-in to the production manifold in January. The E2 well commenced first production on February 28, 2014 averaging around 65 million cubic feet of gas per day with approximately 3,000 boepd of liquids production. The production was lower than previously anticipated due to gas compression capacity constraints on the Scott platform, as a result of unexpectedly high gas production rates from the Telford field that also produces through Scott. At the end of March, the Scott Platform experienced an incident requiring a full platform shutdown. The three fields flowing across the platform, Rochelle, Scott and Telford were shut-in while an investigation and remedial action occurred. Production from Rochelle resumed on the 26th of April. Endeavour has a 44% working interest in the Rochelle development.

At Alba, progress has been made in the Southern part of the field with partial water injection being reinstated. Permanent replacement of the pipeline is targeted for late 2014. The first well of this year’s infill drilling program, the A68 well was brought online in March. A second well, the A69, is currently drilling and anticipated to be online in June. The partial reinstatement of a water injection in the Southern part of the field and the infill drilling program is expected to increase overall production rates from the field. Endeavour has a 25.68% working interest in Alba.

North America

In the Pennsylvania Marcellus, Endeavour successfully completed hydraulic fracture stimulations of the C-14 and C-20 horizontal wells. The operation included more than double the number of frac stages on the longest laterals to date, relative to previous wells. The Endeavour operated activity went smoothly and according to specifications. The third C-13 well is scheduled for stimulation in mid-June using the same completion design. The wells will be tied into a new third-party pipeline being constructed by EQT Corporation that allows firm capacity of up to 10 million cubic feet per day, with potential for future expansion.

In the Piceance Basin Rim play in Northwest Colorado, Endeavour has two projects targeting liquids-rich Niobrara and Frontier objectives. The Company has formed two federal units and has plans to drill initial horizontal tests in the Niobrara target zone by late summer or early fall. Endeavour has leasehold and drilling options on 40,000 gross acres and 27,000 net acres.

Finance

In January 2014, Endeavour closed on a $255 million senior secured first lien term loan with an interest rate of 8.25% (Libor + 700 basis points). The first lien note is a strip facility consisting of a $125 million Secured Term Loan and a $130 million LC Procurement Facility. The Company has used the net proceeds from the offering to refinance its 13% $115 million Revolving Credit Facility and replace its two reimbursement agreements ($120 million at 13% and $33 million at 9%, interest rates, respectively). The facility is due in November 2017. In late February, the Company reduced the outstanding balance on the LC Procurement Facility from $130 million to $90 million.

In March, the Company completed a private placement of $12.5 million of common stock and warrants and $17.5 million of 6.5% convertible notes. The transaction included the issuance of 2.9 million shares at $4.28 per share and warrants to purchase 729,000 shares at a strike price of $5.29 per share. The convertible notes bear a conversion price of $4.66 per share. In addition, the purchaser has an option to purchase an additional $25 million of shares, warrants and convertible notes under the same terms as the original issuance. The option expires at the end of May and is not expected to be exercised under current market conditions.

Second Quarter Production Guidance and Third Quarter Maintenance Downtime

With the unanticipated downtime at the Rochelle field in April resulting from the incident on the Scott Platform and lower Alba volumes with continued water injection issues, average daily production volumes are expected to be in the range of 9,000 – 10,000 boepd for the second quarter of 2014. Also during the second quarter, it is anticipated that there will not be a lifting at the Alba field, which will affect sales numbers for the period. However, under its marketing agreement, Endeavour is paid monthly for Alba’s production.

In the U.K. North Sea, the third quarter is typically the time for the maintenance shutdowns. During 2014, Endeavour anticipates that its fields will be modestly impacted relative to the long programs that occurred on Alba and Rochelle during 2013. At present, there is a 16 day shut-down on the Forties Pipeline System planned in August that will affect oil production from Bacchus and Rochelle. At Alba, where the production is lifted by tanker, a short shutdown in planned in July.

Earnings Conference Call, Wednesday, May 7, 2014 at 9:00 a.m., Central Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2014 first quarter financial and operating results on Wednesday, May 7, 2014 at 9:00 a.m. Central Time, 3:00 p.m. British Summer Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 5109885. The toll-free numbers are 888-690-2874 in the United States and 0-808-101-7548 in the United Kingdom. Other international callers should dial 913-312-1516 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on May 7, 2014 through 12:00 p.m. on May13, 2014 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 5109885.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	March 31,
	2014	December 31,
	(unaudited)	2013
Assets
Current Assets:
Cash and cash equivalents	$55,490	$34,742
Accounts receivable	48,217	65,171
Prepaid expenses and other current assets	82,896	60,318

Total Current Assets	186,603	160,231
Property and Equipment, Net	1,053,775	1,072,151
Goodwill	259,238	259,238
Other Assets	32,997	33,222

Total Assets	$1,532,613	$1,524,842

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$56,199	$38,033
Current maturities of debt	2,140	—
Deferred revenue	2,152	20,965
Monetary production payment, current	120,833	74,167
Accrued expenses and other	79,219	88,625

Total Current Liabilities	260,543	221,790
Long-Term Debt	891,829	870,878
Deferred Taxes	173,847	146,213
Other Liabilities	168,622	223,870

Total Liabilities	1,494,841	1,462,751
Commitments and Contingencies
Series C Convertible Preferred Stock	43,703	43,703
Stockholders’ Equity	(5,931)	18,388

Total Liabilities and Stockholders’ Equity	$1,532,613	$1,524,842

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$94,163	$57,672
Cost of Operations:
Operating expenses	27,170	17,490
Depreciation, depletion and amortization	44,968	22,947
Impairment of oil and gas properties	—	3,534
General and administrative	4,849	5,482

Total Expenses	76,987	49,453

Income From Operations	17,176	8,219

Other Income (Expense):
Unrealized gains on derivatives	2,659	1,580
Interest expense	(31,477)	(21,438)
Letter of credit fees	(3,789)	(11,380)
Loss on early extinguishment of financing agreements	(3,543)	—
Litigation settlement expense	(19,034)	—
Unrealized gain (loss) on foreign currency exchange	(1,273)	9,760
Other income (expense)	(2,020)	122

Total Other Expense	(58,477)	(21,356)

Loss Before Income Taxes	(41,301)	(13,137)

Petroleum Revenue Tax (“PRT”) Expense	1,725	628
Corporate Tax Expense	1,844	281

Total Tax Expense	3,569	909
Net Loss	(44,870)	(14,046)
Preferred Stock Dividends	456	456

Net Loss to Common Stockholders	$(45,326)	$(14,502)

Net Loss per Common Share:
Basic and Diluted	$(0.91)	$(0.31)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	49,590	47,060

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(44,870)	$(14,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	44,968	22,947
Impairment of oil and gas properties	—	3,534
Deferred tax expense	1,969	128
Unrealized gains on derivatives	(2,659)	(1,580)
Amortization of non-cash compensation	971	832
Amortization of loan costs and discount	6,705	3,439
Non-cash interest expense	1,883	2,274
Loss on early extinguishment of financing agreements	6,856	—
Litigation settlement expense	19,034	—
Other	1,848	(4,723)
Changes in operating assets and liabilities	(9,156)	34,800

Net Cash Provided by Operating Activities	27,549	47,605
Cash Flows From Investing Activities:
Capital expenditures	(27,294)	(58,257)
Acquisitions, net of cash acquired	(1,551)	(817)
Proceeds from sales, net of cash	1,352	—
Increase in restricted cash	(2,457)	—

Net Cash Used in Investing Activities	(29,950)	(59,074)
Cash Flows From Financing Activities:
Repayments of borrowings	(115,163)	—
Borrowings under debt agreements, net of debt discount	140,625	—
Proceeds from issuance of common stock	12,376	—
Proceeds from issuance of monetary production payment	—	43,000
Repayments of monetary production payment	(5,000)	—
Financing costs paid	(9,273)	(9,935)
Other financing	(416)	—

Net Cash Provided by Financing Activities	23,149	33,065
Net Increase in Cash and Cash Equivalents	20,748	21,596
Cash and Cash Equivalents, Beginning of Period	34,742	59,185

Cash and Cash Equivalents, End of Period	$55,490	$80,781

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Sales volume: (1)
Oil and condensate sales (Mbbls):
United Kingdom	833	508
United States	—	—

Total	833	508

Gas sales (MMcf):
United Kingdom	586	11
United States	431	821

Total	1,017	832

Oil equivalent sales (MBOE):
United Kingdom	930	510
United States	72	137

Total	1,002	647

Total BOE per day	11,134	7,186

Physical production volume (BOE per day): (1)

United Kingdom	8,604	7,862
United States	836	1,523

Total	9,440	9,385

Realized Price, before and after derivatives:
United Kingdom:
Oil and condensate price ($ per Bbl)	$103.54	$108.40

Gas price ($ per Mcf)	$10.25	$7.89

Equivalent oil price ($ per BOE)	$99.12	$108.17

United States:
Oil and condensate price ($ per Bbl)	$140.50	$96.77

Gas price ($ per Mcf)	$4.52	$3.07

Equivalent oil price ($ per BOE)	$27.14	$18.50

Total:
Oil and condensate price ($ per Bbl)	$103.54	$108.40

Gas price ($ per Mcf)	$7.82	$3.13

Equivalent oil price ($ per BOE)	$93.97	$89.17

(1)	We record oil revenues when deliveries have occurred and legal ownership of the oil transfers to the customer. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended March 31,
(Amounts in thousands)	2014	2013
Net loss	$(44,870)	$(14,046)
Impairment of oil and gas properties (net of tax) (1)	—	3,534
Unrealized gains on derivatives (net of tax) (2)	(2,659)	(1,580)
Loss on early extinguishment of financing agreements (net of tax) (3)	1,220	—
Litigation settlement expense (net of tax) (1)	19,034	—

Net Loss as Adjusted	$(27,275)	$(12,092)

Net loss	$(44,870)	$(14,046)
Unrealized gains (losses) on derivatives	(2,659)	(1,580)
Net interest expense	31,466	21,422
Letter of credit fees	3,789	11,380
Depreciation, depletion and amortization	44,968	22,947
Impairment of oil and gas properties	—	3,534
Loss on early extinguishment of financing agreements	3,543	—
Litigation settlement expense	19,034	—
Income tax expense	3,569	909

Adjusted EBITDA	$58,840	$44,566

(1)	We recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Since the unrealized gains on derivatives were related to liabilities other than the U.K., we recognized no tax benefits as there was no assurance that we could generate any taxable earnings.
(3)	Net of tax benefit of $2,323 and none, respectively.